Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 15, 2021, with respect to the consolidated financial statements of Stagecoach Gas Services LLC incorporated by reference in the Registration Statement (Form S-4) and related Prospectus of Energy Transfer LP.

/s/ Ernst & Young LLP

Houston, Texas

September 14, 2023